CONTACT:    STRATUS SERVICES GROUP, INC.
Suzette Nanovic Berrios, Esq.
(732) 866-0300 - Fax (732) 866-6676

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC. ISSUES RESPONSE
TO PINNACLE AND ESSEX & YORK PRESS RELEASE

Manalapan, New Jersey, March 16, 2005 - Stratus Services Group, Inc., the SMARTSolutions™ Company (OTC Bulletin Board: SSVG.OB), announced today that its President and CEO, Joseph J. Raymond, Sr., issued a letter response to Pinnacle Investment Partners, L.P. (“Pinnacle”) and Essex & York, Inc. (“Essex”), in which letter the Company has (1) agreed to meet with Pinnacle and Essex and (2) refuted certain comments made by Pinnacle and Essex in their March 15, 2005 press release.

The Stratus Board is willing to meet with Pinnacle and Essex to discuss the issues raised by Pinnacle and Essex. Due to the importance of the meeting, the Company has requested a face-to-face meeting and is in the process of attempting to schedule same.

Joseph J. Raymond, Sr., President and CEO stated “I am very surprised at both the issuance and the tone of Pinnacle and Essex’s release. I personally have met with Pinnacle and Essex representatives on several occasions to try to amicably resolve these issues. I hope that Pinnacle and Essex will continue to try to work with the Stratus Board and management team without the need for any such further outbursts in the media.”

“While Pinnacle claims it is disappointed with Stratus results, revenues for each quarter of the fiscal year ended September 30, 2004 and the first quarter of fiscal 2005 were at least 23% higher than the revenues for the comparable quarter of the prior year. Revenues for the first quarter 2005 were up 39% from the same quarter last year. This revenue growth has exceeded the growth of the industry in recent quarters and has been accomplished under challenging financial circumstances for the Company.

“I, too, am disappointed with the results of the last offering underwritten by Essex. While we recognize that it was a best efforts offering, Essex raised less than half of the gross proceeds anticipated. This failure to raise the anticipated capital has also negatively impacted the Company financially.

“Nevertheless, despite Pinnacle’s & Essex’s comments, the Company is willing to meet with them and address all their concerns.”

Stratus is a national provider of business productivity consulting and staffing services through a network of twenty-nine offices in seven states. Through its SMARTSolutionsTM technology, Stratus provides a structured program to monitor and reduce the cost of a customer's labor resources. Through its Stratus Technology Services, LLC joint venture, the Company provides a broad range of information technology staffing and project consulting.

This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulations.

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500 Craig Road, Suite 201, Manalapan, New Jersey 07726 Phone: 732-866-0300 Fax: 732-294-1133